Exhibit 99.01

NuStar Energy L.P. Reports Fourth Quarter and Full-Year 2018 Earnings Results

Full-Year 2018 Net Income Increases 39%; Full-Year 2018 Adjusted Net Income up 15%

Full-Year 2018 Adjusted EBITDA up 12% and at High End of Guidance Range

Full-Year 2018 Distributable Cash Flow Available to Common Limited Partners Increases 37%

Much Improved Full-Year 2018 Distribution Coverage Ratio of 1.42 Times and Debt Coverage Ratio of 4.05 Times

SAN ANTONIO, January 31, 2019 - NuStar Energy L.P. (NYSE: NS) today announced its fourth quarter and full-year 2018 earnings results.
“Our 2018 unadjusted net income, earnings per unit (EPU) and earnings before interest, taxes, depreciation and amortization (EBITDA) all include a $79 million gain from the hurricane insurance proceeds in the first quarter of 2018 for the cost of repairing property damage at our St. Eustatius terminal, and a non-cash charge of $43 million from the sale of our European operations in the fourth quarter,” said Tom Shoaf, NuStar Energy L.P.’s Executive Vice President and Chief Financial Officer.
“Further, our unadjusted EPU for the full year 2018 include a non-cash charge of $377 million in the third quarter related to the recent completion of the simplification transaction for the merger of NuStar GP Holdings, LLC and NuStar Energy,” said Shoaf.
“Without adjusting for those non-operational items, NuStar generated net income of $2 million for the fourth quarter of 2018 and $206 million for the year ended December 31, 2018,” said Shoaf. “NuStar’s unadjusted EBITDA was $122 million for the fourth quarter of 2018 and $701 million for the year ended December 31, 2018, and NuStar’s EPU was ($0.31) and ($2.77) for the fourth quarter and year ended December 31, 2018, respectively.
Adjusted Results, Which Exclude Non-Operational Items, Ease Comparison Between Periods
“We believe that excluding these non-operational items from the calculation of net income, EBITDA and EPU allows for an ‘apples-to-apples,’ year-over-year and quarter-over-quarter comparison,” said Shoaf. “We are pleased to report that our adjusted net income, adjusted EPU and adjusted EBITDA for the fourth quarter and for the full-year 2018 were all higher than the prior comparable periods."
Excluding the non-operational items noted above from the calculation of EPU, NuStar’s adjusted EPU for the fourth quarter and year ended December 31, 2018 were $0.09 and $0.67 per unit, respectively.
Excluding the non-cash charge related to the sale of the European assets for the fourth quarter of 2018 and year ended December 31, 2018, as well as the gain related to hurricane proceeds for the year ended December 31, 2018, adjusted net income for the fourth quarter and year ended December 31, 2018 were $45 million and $170 million, respectively.
Adjusted EBITDA for the fourth quarter of 2018 was $165 million, up 15% compared to the fourth quarter 2017 EBITDA of $144 million. Adjusted EBITDA for the year ended December 31, 2018 was $666 million, up 12% compared to $595 million for the year ended December 31, 2017.
DCF Also Significantly Higher Than Prior Comparable Periods
Fourth quarter 2018 Distributable Cash Flow (DCF) available to common limited partners was $91 million, up 119% compared to fourth quarter 2017 DCF available to common limited partners of $42 million. DCF available to common limited partners was $354 million for the year ended December 31, 2018, up 37% compared to $258 million for the year ended December 31, 2017. The distribution coverage ratios to the common limited partners were 1.42 times for the fourth quarter of 2018 and for the year ended December 31, 2018.

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Comprehensive Plan to Reposition NuStar For Continued Strength Successfully Completed
“This time last year, we presented our comprehensive plan to reposition NuStar during 2018,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. “We recognized at the time that, in order to continue to build on the strength of our superior asset base, we would need to take the steps necessary for NuStar to achieve strong distribution coverage and low leverage, while at the same time, simplifying our structure, eliminating our Incentive Distribution Rights (IDRs) to lower our cost of capital, and minimizing our need to access the equity capital markets.
“I am happy to say that we did all that and more. We finished 2018 with a 1.42 times coverage ratio, far better than the 1.1 to 1.2 times we projected when we filed our Form S-4 for the simplification last March,” Barron said. “And, due in part to our successful divestiture of our UK/European assets, we were able to lower our debt ratio to 4.05 times, which allowed us to achieve our three-year deleveraging target in a single year. Thanks to our simplification transaction, we are now a single publicly traded company with no IDRs. And due to the combined impact of all of these self-help measures, we do not anticipate the need to access the equity markets prior to 2022.
“We took all these steps to ensure that NuStar has the healthy balance sheet needed to execute on our organic expansion opportunities and produce strong, stable growth. This proved to be a solid strategic decision because today we are poised to take advantage of more high-return organic growth projects than at any other time in our history, while remaining laser- focused on capital efficiency.
“So 2018 was a truly transformational year for NuStar.  Not only did we reposition the company for long-term success, but we delivered significantly higher quarter-over-quarter and year-over-year financial results, with higher adjusted net income, EPU and EBITDA, while significantly improving our debt metrics and distribution coverage,” he concluded.

	Fourth Quarter			Full Year
($ in thousands, except per unit data)	2018 - Unadjusted	2018 - Adjusted	2017	2018 - Unadjusted	2018 - Adjusted	2017
Net income	$2,126	$45,492	$25,182	$205,794	$170,404	$147,964
EPU	$(0.31)	$0.09	$0.00	$(2.77)	$0.67	$0.64
EBITDA	$122,055	$165,421	$144,211	$701,313	$665,923	$595,216

The Permian Basin Continues to Drive Growth Well Beyond Its Geographic Limits
“We exited 2018 with throughput volumes on our Permian Crude System up approximately 190% since we acquired the system in May 2017. By comparison, the volumes for the Permian Basin as a whole increased by only 60% during the same period,” said Barron. “We expect continued strong growth in our system, so suffice it to say that we are very happy with our system’s performance and outlook.
“In recent months we have also seen ripple effects from Permian Basin production on our South Texas Crude System in the Eagle Ford, which has been benefitting from WTI volumes arriving by truck. We are currently seeing throughput volumes averaging 192,000 BPD, significantly above our minimum volume throughput commitments of approximately 116,000 BPD for the system.
“Last quarter, we announced several projects we have in progress to capitalize on the midstream opportunities created by the Permian’s impressive growth, all of which are proceeding on schedule. These include projects to expand our Wichita Falls crude pipeline to accommodate additional barrels from the Sunrise Pipeline expansion, from Colorado City to Wichita Falls, which we expect to increase our throughput on that system and produce a healthy return for a relatively small capital outlay.
“We are also very excited about our progress on our Corpus Christi export projects, backed by long-term contracts with Trafigura, to transport Permian barrels to our Corpus Christi export terminal. Initially, this project will connect our South Texas Crude System to Cactus II at Oakville and utilize our existing 16” pipeline. In the longer-term, we will construct a new 8-mile, 30” pipeline from a new connection in Taft, Texas. Both projects are underway, and we expect to begin providing service to Trafigura on our 16” line as soon as this summer.
“The Corpus Christi export projects offer a great illustration of why we decided to sell the UK/Europe assets back in November. We sold those non-core assets for proceeds of $270 million, at a multiple well in excess of our targeted 10X

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multiple, and we are redeploying that capital into very low-multiple projects that are core to our business, like this project for Trafigura,” said Barron.
Executing on Opportunities to Optimize NuStar’s Existing Asset Base
“Outside of the Permian’s extended reach, we are also executing on projects to optimize and increase utilization of our existing assets across our footprint,” Barron said. “We have some great projects with healthy returns in progress, from our projects to facilitate exports of refined products to Northern Mexico, to our bio-fuel strategy projects on the West Coast.
“In addition to project execution, our acquisition last year of our Council Bluffs system offered us a small, bolt-on acquisition to our Central East Products system that, for a small amount of capital at a low multiple, allowed us to expand our footprint to reach new markets and to meet evolving market demands.”
Conference Call Details
A conference call with management is scheduled for 10:00 a.m. CT today, January 31, 2019, to discuss the financial and operational results for the fourth quarter of 2018. The conference call may be accessed by dialing toll-free 844/889-7787, reservation passcode 9041769. International callers may access the conference call by dialing 661/378-9931, reservation passcode 9041769. The Partnership intends to have a playback available following the conference call, which may be accessed by dialing toll-free 855/859-2056, reservation passcode 9041769. International callers may access the playback by dialing 404/537-3406, reservation passcode 9041769. The playback will be available until 12:30 p.m. CT on March 2, 2019.
Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly at https://edge.media-server.com/m6/p/stkmhr9d or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.
The discussion will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar Energy L.P.’s website at www.nustarenergy.com.
NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 9,800 miles of pipeline and 75 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has more than 88 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico and St. Eustatius in the Caribbean. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events, such as the partnership’s future performance. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2017 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Statement of Income Data:
Revenues:
Service revenues	$298,925	$283,462	$1,206,981	$1,128,726
Product sales	210,384	167,073	754,776	685,293
Total revenues	509,309	450,535	1,961,757	1,814,019
Costs and expenses:
Costs associated with service revenues:
Operating expenses (excluding depreciation and amortization expense)	123,167	115,654	488,174	449,670
Depreciation and amortization expense	72,065	68,472	288,999	255,534
Total costs associated with service revenues	195,232	184,126	777,173	705,204
Cost of product sales	191,251	161,236	705,946	651,599
General and administrative expenses	30,628	29,038	106,200	112,240
Other depreciation and amortization expense	2,230	2,117	8,875	8,698
Total costs and expenses	419,341	376,517	1,598,194	1,477,741
Operating income	89,968	74,018	363,563	336,278
Interest expense, net	(44,704)	(45,801)	(186,237)	(173,083)
Other (expense) income, net	(42,208)	(396)	39,876	(5,294)
Income before income tax expense	3,056	27,821	217,202	157,901
Income tax expense	930	2,639	11,408	9,937
Net income	$2,126	$25,182	$205,794	$147,964

Basic and diluted net (loss) income per common unit:	$(0.31)	$0.00	$(2.77)	$0.64
Basic weighted-average common units outstanding	107,117,562	93,079,324	99,490,495	88,825,964

Other Data (Note 1):
EBITDA	$122,055	$144,211	$701,313	$595,216
DCF available to common limited partners	$91,295	$41,672	$353,570	$257,855

	December 31,
	2018	2017
Balance Sheet Data:
Total debt	$3,130,496	$3,648,059
Partners’ equity and series D preferred units	$2,821,723	$2,480,089

	Three Months Ended December 31,			Year Ended December 31,
	2018	2018 - Adjusted	2017	2018	2018 - Adjusted	2017
Adjusted data:
EBITDA (Notes 1 and 3)	$122,055	$165,421	$144,211	$701,313	$665,923	$595,216
Net income (Note 2)	$2,126	$45,492	$25,182	$205,794	$170,404	$147,964
EPU (Note 2)	$(0.31)	$0.09	$0.00	$(2.77)	$0.67	$0.64

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Pipeline:
Refined products and ammonia pipelines throughput (barrels/day)	562,773	494,354	557,044	516,736
Crude oil pipelines throughput (barrels/day)	959,041	682,511	876,655	583,323
Total throughput (barrels/day)	1,521,814	1,176,865	1,433,699	1,100,059
Throughput and other revenues	$161,156	$130,882	$611,065	$516,288
Operating expenses	46,348	41,698	184,427	156,432
Depreciation and amortization expense	39,907	36,404	153,943	128,061
Segment operating income	$74,901	$52,780	$272,695	$231,795
Storage:
Throughput (barrels/day)	354,567	353,617	341,396	325,194
Throughput terminal revenues	$21,857	$21,995	$83,157	$85,927
Storage terminal revenues	117,185	130,897	522,793	531,026
Total revenues	139,042	152,892	605,950	616,953
Operating expenses	72,317	70,516	289,423	270,041
Depreciation and amortization expense	32,158	32,068	135,056	127,473
Segment operating income	$34,567	$50,308	$181,471	$219,439
Fuels Marketing:
Product sales and other revenue	$210,882	$168,801	$752,312	$692,884
Cost of product sales	192,920	163,122	713,031	660,844
Gross margin	17,962	5,679	39,281	32,040
Operating expenses	4,636	3,593	14,841	26,057
Segment operating income	$13,326	$2,086	$24,440	$5,983
Consolidation and Intersegment Eliminations:
Revenues	$(1,771)	$(2,040)	$(7,570)	$(12,106)
Cost of product sales	(1,669)	(1,886)	(7,085)	(9,245)
Operating expenses	(134)	(153)	(517)	(2,860)
Total	$32	$(1)	$32	$(1)
Consolidated Information:
Revenues	$509,309	$450,535	$1,961,757	$1,814,019
Costs associated with service revenues:
Operating expenses	123,167	115,654	488,174	449,670
Depreciation and amortization expense	72,065	68,472	288,999	255,534
Total costs associated with service revenues	195,232	184,126	777,173	705,204
Cost of product sales	191,251	161,236	705,946	651,599
Segment operating income	122,826	105,173	478,638	457,216
General and administrative expenses	30,628	29,038	106,200	112,240
Other depreciation and amortization expense	2,230	2,117	8,875	8,698
Consolidated operating income	$89,968	$74,018	$363,563	$336,278

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We also use adjusted measures of net income, net income per common unit and EBITDA, which are not defined in GAAP, to remove the effect of significant non-operational items and to enhance the comparability of performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses a distribution coverage ratio, which is calculated based on DCF, as one of the factors in its compensation determinations. DCF is a widely accepted financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. The following is a reconciliation of EBITDA, DCF and distribution coverage ratio:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$2,126	$25,182	$205,794	$147,964
Interest expense, net	44,704	45,801	186,237	173,083
Income tax expense	930	2,639	11,408	9,937
Depreciation and amortization expense	74,295	70,589	297,874	264,232
EBITDA	122,055	144,211	701,313	595,216
Interest expense, net	(44,704)	(45,801)	(186,237)	(173,083)
Reliability capital expenditures	(18,091)	(27,297)	(77,154)	(57,497)
Income tax expense	(930)	(2,639)	(11,408)	(9,937)
Mark-to-market impact of hedge transactions (a)	7	(138)	(238)	(2,790)
Long-term incentive equity awards (b)	2,892	26	8,650	5,354
Preferred unit distributions	(30,424)	(13,532)	(92,540)	(40,448)
Insurance gain adjustment (c)	5,407	—	(44,057)	—
Other items (d)	55,083	80	56,382	(4,039)
DCF	$91,295	$54,910	$354,711	$312,776
Less DCF available to general partner	—	13,238	1,141	54,921
DCF available to common limited partners	$91,295	$41,672	$353,570	$257,855

Distributions applicable to common limited partners	$64,336	$102,029	$248,705	$407,681
Distribution coverage ratio (e)	1.42x	0.41x	1.42x	0.63x

(a)
DCF excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF when the contracts are settled.

(b)
We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.

(c)
For the year ended December 31, 2018, DCF includes an adjustment for insurance proceeds received in the first quarter related to hurricane damage at our St. Eustatius terminal. Each quarter, we add an amount to DCF to offset the amount of reliability capital expenditures incurred related to hurricane damage.

(d)	Other items include a $43 million non-cash loss from the sale of our European assets in the fourth quarter of 2018.

(e)	Distribution coverage ratio is calculated by dividing DCF available to common limited partners by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Note 2: The following is a reconciliation of net income and net loss per common unit to adjusted net income applicable to common limited partners and adjusted net income per common unit:

	Three Months Ended		Year Ended
	December 31, 2018
Net income / net loss per common unit	$2,126	$(0.31)	$205,794	$(2.77)
Gain from hurricane insurance proceeds	—	—	(78,756)	(0.79)
Loss from sale of European assets	43,366	0.40	43,366	0.44
Adjusted net income	45,492		170,404
Net income applicable to preferred limited partners and general partner	(34,588)		(101,898)
Distribution equivalent rights to restricted units	(647)		(2,045)
Non-cash charge associated with the merger with our general partner (a)	—	—	—	3.79
Adjusted net income applicable to common limited partners / adjusted net income per common unit	$10,257	$0.09	$66,461	$0.67

(a)
For the year ended December 31, 2018, basic net loss per common unit includes a one-time, non-cash charge of $377.1 million associated with our July 2018 merger with our general partner. This charge did not affect net income, EBITDA or DCF.

Note 3: The following is a reconciliation of EBITDA to adjusted EBITDA:

	Three Months Ended	Year Ended
	December 31, 2018
EBITDA	$122,055	$701,313
Gain from hurricane insurance proceeds	—	(78,756)
Loss from sale of European assets	43,366	43,366
Adjusted EBITDA	$165,421	$665,923

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 4: The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement):

Year Ended December 31, 2018
Net income	$205,794
Interest expense, net	186,237
Income tax expense	11,408
Depreciation and amortization expense	297,874
EBITDA	701,313
Other income (a)	(39,876)
Equity awards (b)	10,646
Pro forma effect of dispositions (c)	(20,458)
Material project adjustments and other items (d)	14,258
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$665,883

Total consolidated debt	$3,143,240
NuStar Logistics' floating rate subordinated notes	(402,500)
Proceeds held in escrow associated with the Gulf Opportunity Zone Revenue Bonds	(41,476)
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,699,264

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	4.05x
(a) Other income is excluded for purposes of calculating Consolidated EBITDA, as defined in the Revolving Credit Agreement.
(b) This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.

(c)	This adjustment represents the pro forma effects of the sale of our European assets as if we had completed the sale on January 1, 2018.
(d) This adjustment represents the percentage of the projected Consolidated EBITDA attributable to any Material Project and other noncash items, as defined in the Revolving Credit Agreement.